Exhibit 99.1

Minrad International, Inc. Announces Pricing of Public Offering

Buffalo, NY (May 24, 2006) – Minrad International, Inc. (BUF.AMEX) announced today the pricing of a public offering of 10,000,000 shares of its common stock at $3.25 per share. All of the shares are being offered by Minrad.  Minrad has also granted to the underwriters an option to purchase an additional 1,500,000 to cover over allotments. The net proceeds from the sale of the shares will be used for the expansion of Minrad’s Bethlehem, Pennsylvania facility, capital investment in its new Orchard Park, New York headquarters, research and development for new products, to pay down debt and for general corporate purposes.  The offering is expected to close on May 30, 2006.

Oppenheimer & Co. acted as lead managing underwriter of the offering.  KeyBanc Capital Markets and Maxim Group LLC acted as co-managing underwriters.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. The offering will be made only by means of a written prospectus. Copies of the  prospectus relating to the offering when available may be obtained by contacting Oppenheimer & Co., 125 Broad Street, New York, New York 10004.

Minrad is an interventional pain management company with real-time image guidance and anesthesia and analgesia product lines.

CONTACT: William Bednarski, President

716-855-1068

Bbednarski@minrad.com

*************

The information contained in this news release, other  than  historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although Minrad International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such  expectations will prove to have been correct.